Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-141448) for the registration of common shares of beneficial interest pertaining to the PS 401(k) Profit Sharing Plan of Public Storage of our report dated June 22, 2016, with respect to the financial statements and schedule of the PS 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Los Angeles,  California

June 22, 2016